Exhibit 10.7

LICENSE AGREEMENT
This License Agreement (“Agreement”) is entered into as of the Effective Date by and between Cordis Corporation, a corporation duly organized and existing under the laws of the state of Florida and having its principal office at 430 Route 22 East, Bridgewater, NJ 088070908 (“Cordis” and a “Party”), and Silk Road Medical, Inc., a corporation duly organized and existing under the laws of the state of Delaware and having its principal office at 735 North Pastoria Avenue, Sunnyvale, California 94085 (“SRM”, a “Party”, and collectively with Cordis, the “Parties”).
WHEREAS, Cordis owns certain patent rights and technical and regulatory information concerning its PRECISE® Carotid Stent System;
WHEREAS, SRM has a business in transcervical access to, flow-altered treatment of, and closure of the access point into, the carotid artery;
WHEREAS, SRM intends to develop a modified stent delivery system optimized for transcervical implantation of the PRECISE® carotid stent, for which SRM intends to submit a PMA application as well as other international regulatory approvals and to CE mark the device in accordance with EU law;
WHEREAS, SRM wishes to license from Cordis certain intellectual property related to the PRECISE® carotid stent, including the right to reference clinical data and other information contained in the Cordis PMA, the Cordis Design Dossier, and/or other regulatory submissions applicable to the Cordis PRECISE® Carotid Stent System and
WHEREAS, the Parties wish to work together pursuant to the terms of this Agreement, to enable SRM to achieve its goals;
NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.DEFINITIONS
For the purposes of this Agreement, the following terms shall have the following meanings:

1.1.
“Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party hereto. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

[***]     Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential
treatment has been requested with respect to the omitted portions.

1.2.
“Control” or “Controlled” shall mean with respect to any (i) item of information, including, without limitation, know-how, or (ii) intellectual property right; the possession (whether by ownership or license) by a Party of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement or other agreements with any third party.

1.3.
“Cordis Patent Rights” means the U.S. patent and patent applications set forth in Appendix A that constitute the PRECISE® Carotid Stent System Portfolio, including any divisionals, continuations, continuation-in-part applications, of the foregoing, U.S. patents issuing from the foregoing applications, U.S. patents resulting from reissues or reexaminations thereof and extensions thereof, and foreign patents and patent applications claiming priority to any of the foregoing.

1.4.
“Cordis Technology” shall mean all inventions and ideas, whether or not patentable, know-how, processes, information and data, including any copyright or trade secret relating thereto, which (i) are owned or Controlled by CORDIS or its Affiliates as of the Effective Date or (ii) which are developed, acquired or otherwise come into ownership or Control of CORDIS during the Term of this Agreement from a third party other than SRM, and includes the PRECISE® Carotid Stent System and Cordis Patent Rights.

1.5.	“Effective Date” means December 17, 2010.

1.6.
“Exit Transaction” means in one transaction or in a series of related transactions, (i) the sale, transfer or other similar disposition of SRM Assets, or (ii) a merger, acquisition, consolidation or similar event involving the entirety of the SRM entity, with or to another non-Affiliate entity in which SRM’s stockholders, immediately prior to such event, do not hold at least fifty percent (50%) of the voting securities of the other non-Affiliate entity (or the ultimate parent of such entity) immediately following such event involving the entirety of the SRM entity. The entity which participates in an Exit Transaction with SRM shall be referred to as SRM’s “assignee/successor.”

1.7.
“Gross Sales” means any and all forms of consideration, monetary or otherwise, received by SRM or any of its Affiliates from the sale, lease, license or other disposition of Licensed Products and Licensed Methods. For the avoidance of doubt, internal licenses, transfers and sales between SRM and any of its Affiliates shall not be calculated as part of the Gross Sales.

1.8.
“Licensed Product” means any SRM product that if made, used, offered for sale, sold or imported would, but for the licenses granted herein, infringe one or more of the Cordis Patent Rights in the SRM Field.

1.9.	“Licensed Method” means any SRM process or procedure that, but for the license granted herein, would infringe one or more of the Cordis Patent Rights in the SRM Field.

1.10.	“Licensed IP” means the Licensed Products and Licensed Methods.

1.11.
“Net Sales” means Gross Sales minus: (1) customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken; (2) import, export, excise, sales and value added taxes, custom duties and freight, shipping and insurance costs, to the extent separately stated on the purchase order, invoice or other document of sale; and (3) credits for returns.

1.12.
“SRM Assets” means (i) substantially all of SRM’s equity, or (ii) all or substantially all of SRM’s assets to which this Agreement relates. For the purpose of clarity, the assets referred to in clause (ii) do not include that portion of SRM Technology concerning the diagnosis and/or treatment of stroke or neurovascular conditions other than carotid artery disease.

1.13.
“SRM Field” means methods, materials, protocols, assays, devices, machines and apparatus related to transcervical treatment of carotid artery disease with an intravascular stent where blood vessels are accessed from the neck and cervical area utilizing a stent delivery system having a maximum working length of 90 centimeters. For the avoidance of doubt, the SRM Field does not include transfemoral access to the vasculature.

1.14.
“SRM Technology” means all inventions and ideas, whether or not patentable, know-how, processes, information and data, including any copyright or trade secret relating thereto, for the transcervical access to, blood-flow alteration within, intervention within (including through delivery of stents mounted on particular, transcervical-specific stent delivery systems), and closure of the access point into, the carotid artery, for purposes of diagnosis and/or treatment of carotid artery disease, stroke, and other neurovascular conditions, which (i) are owned or Controlled by SRM as of the Effective Date, or (ii) which are developed, acquired or otherwise come into ownership or Control of SRM during the Term of this Agreement from a third party other than Cordis.

1.15.
For purposes of this Agreement, the CE mark for the Cordis PRECISE® Carotid Stent System shall mean the mark demonstrating conformity of the PRECISE® Carotid Stent System with Council Directive 93/42/EEC of 14 June 1993 concerning medical devices and subsequent amendments.

1.16.	“Cordis PMA” shall mean Premarket Approval Application P030047, which received PMA Approval on September 22, 2006, together with all approved PMA Supplements thereto.

1.17.	[RESERVED].

1.18.	“FDA” shall mean the United States Food and Drug Administration.

1.19.	“FDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.).

1.20.
“Law” shall mean any United States or non-United States federal, national, European Union, supranational, state, provincial, local or similar law, ordinance, regulation, rule, code, directive, order, or requirement.

1.21.
“Notified Body” shall mean any third party designated by the Competent Authorities in EU Member States, to participate in assessment of the conformity of certain classes of medical devices with applicable EU rules and, upon completion of such assessment, required to issue related CE certificate(s) of conformity of such medical devices with applicable EU law.

1.22.
“PMA Application” and/or “Premarket Approval Application” shall mean a premarket approval application under section 515(c) of the FDCA requesting the FDA’s approval to commercially sell and distribute a medical device in the United States and its territories and possessions, including all information submitted with or incorporated by reference therein.

1.23.	“PMA Approval” shall mean approval from the FDA of a PMA Application.

1.24.	“PMA Supplement” shall mean a supplemental application to an approved PMA Application, including all information submitted with or incorporated by reference therein.

1.25.	“PMA Supplement Approval” shall mean approval from the FDA of a PMA Supplement.

1.26.
“Regulatory Authority” shall mean with respect to any country or jurisdiction, any governmental entity involved in granting approval of, accepting notification of, or regulating the investigation, manufacture, distribution, marketing, sale, pricing or reimbursement of a Licensed Product, a Licensed Method or the Cordis PRECISE® Carotid Stent System in that country or jurisdiction.

1.27.
“Right of Access Letter” shall mean a letter from Cordis to BSI, or other Notified Body as applicable, authorizing the Notified Body to access the Design Dossier and related documentation on the basis of which the PRECISE® Carotid Stent System is CE marked. SRM warrants that information accessed shall be used solely for the purposes of referencing the clinical data and other information contained in the

Design Dossier and related documentation for the purposes of CE marking of Licensed Products.

1.28.
“Letter of Authorization” shall mean a letter from Cordis to SRM authorizing the FDA or any comparable foreign authority to reference the clinical data and other information contained in the Cordis PMA, or otherwise on file with any foreign Regulatory Authority in a jurisdiction in which SRM is seeking regulatory clearance or approval to market a Licensed Product or Licensed Method for the purpose of facilitating FDA approval of the SRM PMA, any SRM PMA Supplements, or marketing authorization, clearance, approval, permit or license, as the case may be.

1.29.	“SRM PMA” shall mean PMA Approval and PMA Supplement Approval of a PMA Application or PMA Supplement, as the case may be, for the Licensed Product.

1.30.
“Design Dossier” shall mean the compilation of technical documentation per Council Directive 93/42/EEC as last amended, and related notices of change submitted to the notified body for conformity assessment and/or design examination of the Cordis PRECISE® Carotid Stent System or any aspect thereof.

1.31.	“Improvement” shall mean any modification to or derivative of the Cordis PRECISE® Carotid Stent System.

1.32.	“BSI” shall mean the British Standards Institution.

1.33.	“PRECISE® Carotid Stent System” shall mean the PRECISE® Carotid Stent System, the PRECISE RX® Carotid Stent System, and/or the PRECISE PRO RX® Carotid Stent System.

1.34	[***********]

1.35	[***********]
2.    LICENSE GRANTS

2.1.
(a) Cordis hereby grants to SRM and its Affiliates, solely within the SRM Field, a worldwide, non-exclusive, royalty-bearing license, without the right to sublicense, to make, have made, use (including but not limited to testing, experimenting and conducting clinical trials), market, offer for sale, sell, have sold, distribute, have distributed, import and have imported, Licensed Products and to practice Licensed Methods, and otherwise to commercialize and exploit the Licensed IP in the SRM Field.

(b)
Cordis grants to SRM a non-exclusive license to reference, in any SRM regulatory filing made with any Regulatory Authority having jurisdiction over a Licensed Product or Licensed Method (including but not limited to as part of the SRM PMA) in each jurisdiction where SRM seeks regulatory approval, and as part of any application, subsequent amplification, variation or extension of a CE mark for a Licensed Product: the clinical data, material and any other information contained in the Cordis PMA, the Design Dossier and related documentation on the basis of which the PRECISE® Carotid Stent System is PMA approved, CE marked, or in any other regulatory submission applicable to the PRECISE® Carotid Stent System that is on file with a Regulatory Authority.

2.2.
Despite the nominally ‘non-exclusive’ nature of the license granted hereunder, Cordis expressly agrees that it will not license the Licensed IP within any portion of the SRM Field to any other third party during the Term of this License Agreement.

2.3.
For clarity, Sections 2.1 and 2.2 do not affect Cordis’ right to continue to develop, in-license, market and sell any current or future product, including the right to make, have made, use, market, offer for sale, sell, have sold, distribute, have distributed, import and have imported products, including those covered by the Licensed IP in any and all fields, or out-license any current or future product outside the SRM Field.

2.4.
Nothing in this Agreement shall be construed to confer any rights upon SRM by implication, estoppel or otherwise as to any technology or intellectual property rights of Cordis, beyond the express licenses granted to SRM and its Affiliates herein.

3.    MONETARY CONSIDERATION & ROYALTIES

3.1.
License Fee. Within ten (10) days of execution of the Agreement, SRM shall provide to Cordis a License Execution Fee of [*********]. This Fee shall not be creditable against any other payment to be made under this Agreement and shall not be refundable for any reason other than either (i) an Arbitrator may award a refund of the license execution fee, in whole or in part, for a finding of material breach pursuant to Dispute Resolution prior to FDA approval of the Licensed Product, or (ii) by mutual agreement of the Parties.

3.2.
Royalty. SRM shall pay to Cordis, on a calendar quarter basis during the Term of the Agreement, royalties equal to [*********] of Net Sales during the preceding quarterly period. SRM shall pay such royalties to Cordis within sixty (60) days following the end of such preceding quarterly period.

3.3.	Taxes. Cordis shall be responsible for any and all tax consequences associated with the payment of fees and royalties by SRM under this Agreement.

3.4.
Royalty Reports. Within sixty (60) days following the end of each calendar quarter in which a commercial sale of a Licensed Product or Licensed Method has been made, SRM shall deliver to Cordis a written report showing at least (i) the Gross Sales and Net Sales during such calendar quarter, and (ii) the amount of any royalties due to Cordis for such calendar quarter.

3.5.
Payments. All payments due Cordis shall be payable in United States Dollars, in immediately available funds, by wire transfer in accordance with written instructions provided by Cordis to SRM not less than two (2) business days prior to the due date of such payment. If Cordis fails to provide such written notice, payment shall be made to Cordis at Cordis’ corporate office: 430 Route 22 East, Bridgewater, NJ 08807-0908 Attn: VP Finance. As to Net Sales made in any country outside the United States in local currency, the applicable earned royalty shall be converted from local currency into United States Dollars at the applicable exchange rate published in the Wall Street journal on the last business day of the subject quarter.

4.    ROYALTY AUDITS

4.1.
Upon the written request of Cordis and not more than once in each calendar year, SRM shall permit an independent certified public accounting firm selected by Cordis and reasonably acceptable to SRM, at Cordis’ expense, to have access during normal business hours to such of the records of SRM as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Cordis only whether or not the reports are correct and/or the amount of any discrepancies. All findings by the accounting firm shall be shared with SRM.

4.2.
If such accounting firm concludes that additional royalties were owed during any particular period, SRM shall pay the additional royalties within thirty (30) days of the date of the accounting firm’s written report. The fees charged by such accounting firm shall be paid by Cordis; provided, however, that if the audit discloses that the royalties payable by SRM for the audited period are more than ten percent (10%) higher than the royalties actually paid for such period, then SRM shall pay the reasonable fees and expenses charged by such accounting firm for the audit and shall pay interest on the amount of royalties not previously paid but identified as payable as a result of the audit, at a rate of two percent (2%) per annum.

4.3.
Cordis shall treat, and Cordis shall cause the accounting firm to treat, all financial information subject to review under this Audit right as confidential to SRM, under Section 9 (“Confidentiality”) below.

5.    OWNERSHIP AND PROSECUTION OF PATENT RIGHTS

5.1.
Cordis acknowledges that SRM has certain intellectual property rights to the SRM Technology. SRM shall retain all rights in the SRM Technology. SRM acknowledges that Cordis has certain intellectual property rights to the Cordis Technology, including to the Cordis Patent Rights. Cordis shall retain all rights in the Cordis Technology, subject to the licensed rights granted to SRM herein.

5.2.	Any inventions, improvements, or ideas made or conceived by Cordis, individually or jointly with SRM as part of, or during work performed under, this Agreement, that

(i) incorporates only the SRM Technology, or (ii) is considered an improvement only of the SRM Technology, shall be solely owned by SRM. Cordis shall disclose all such inventions, improvements, and ideas, whether or not patentable, promptly to SRM, and Cordis hereby assigns to SRM all of Cordis’ rights, title and interest in and to each such invention, improvement, and idea.

5.3.
Any inventions, improvements, or ideas made or conceived by SRM, individually or jointly with Cordis as part of, or during work performed under, this Agreement, that (i) incorporates only the Cordis Technology or (ii) is considered an improvement only of the Cordis Technology, shall be solely owned by Cordis. To the extent that any invention, improvement or idea under this section is also considered an Improvement of Licensed IP, it shall be licensed to SRM under this Agreement. SRM shall disclose all such inventions, improvements, and ideas, whether or not patentable, promptly to Cordis, and SRM hereby assigns to Cordis all of SRM’s rights, title and interest in and to each such invention, improvement, and idea.

5.4.
Cordis and SRM shall jointly own any new inventions, improvements or ideas that are made or conceived as part of, or during work performed under, this Agreement, that (i) incorporate both Cordis Technology and SRM Technology, or (ii) are considered an improvement of both Cordis Technology and SRM Technology (“Joint Inventions”). To the extent that any Joint Inventions include Licensed IP, they shall be licensed to SRM under this Agreement. Unless so licensed under this Agreement, each Party can make (have made), use, offer for sale, sell (have sold) or import (have imported) any product or method constituting a Joint Invention; provided, however, that (a) SRM and any SRM assignee/successor expressly agrees not to make (have made), use, offer for sale, or sell (have sold) or import (have imported) any product or method constituting one or more Joint Inventions outside the SRM Field, nor shall SRM or any SRM assignee/successor transfer to any third party any rights (for example, by license, assignment or sale) to Joint Inventions outside the SRM Field; and (b) Cordis expressly agrees not to make (have made), use, offer for sale, or sell (have sold) or import (have imported) any product or method constituting one or more Joint Inventions within the SRM Field, nor shall Cordis transfer any rights to any third party (for example, by license, assignment or sale) to Joint Inventions within the SRM Field; and (c) the restrictions in subsections 5.4(a) and (b) shall survive termination of this Agreement. Each Party shall disclose all Joint Inventions, whether or not patentable, promptly to one another. In the event that any Joint Invention is not jointly owned by Cordis and SRM as a matter of law, Cordis hereby assigns to SRM an undivided joint ownership interest in all of Cordis’ rights, title and interest in and to any Joint Invention that is made or conceived solely by Cordis as part of, or during work performed under, this Agreement, and SRM hereby assigns to Cordis an undivided joint ownership interest in all of SRM’s rights, title and interest in and to any Joint Invention that is made or conceived solely by SRM as part of, or during work performed under, this Agreement.

5.5.
Each Party agrees that it will, within a reasonable timeframe upon the request of the other Party, take all reasonable steps, including executing all necessary documents, to fully effectuate the foregoing ownership provisions concerning separately and jointly owned inventions, improvements or ideas.

5.6.
(a) Each Party shall be responsible, at its sole expense and discretion, for the protection, including, if said Party so desires, the preparation, filing, prosecution and maintenance of all patent applications and patents (i) solely within that Party’s respective Technology, and (ii) solely owned by that Party, using legal counsel of that Party’s choice. Each Party shall have no obligation whatsoever to prepare, file, prosecute, or maintain any patent application or patent within its own Technology.

(b)
The Parties shall jointly protect and maintain all Joint Inventions, which may include the filing, prosecution and maintenance of patents and patent applications for Joint Inventions. Accordingly, the Parties shall meet, confer and act together as a composite party for all protection, prosecutorial, and/or maintenance matters related to Joint Inventions, including determining if a Joint Invention should be maintained as a trade secret or filed in a patent application. To this end, each Party agrees that it will take all reasonable steps, including executing all necessary documents, to prepare, file, prosecute, and maintain all patent applications and patents concerning such Joint Invention. Each Party further undertakes to consider, in good faith, any reasonable requests by the other Party to file and prosecute any patent claims within the Joint Inventions that may be particularly beneficial to the requesting Party.

(c)
The Parties agree to use patent counsel reasonably acceptable to both SRM and Cordis and shall equally share all expenses in connection with the preparation, filing and prosecution of patent applications that claim patentable, jointly owned Joint Inventions. In the event that one party declines to equally share the expenses related to the preparation, filing and prosecution of patent applications that claim patentable, jointly owned Joint Inventions (“Declined Applications”), that Party shall provide the other Party with reasonable notice of such determination, which shall be at least thirty (30) days where reasonably possible, in advance of any deadline to prosecute or maintain any such patent or patent application, and the other Party shall have the option to prosecute or maintain such patent or patent application, as applicable, at its own expense. If the other Party exercises the foregoing option to prosecute and maintain said Declined Applications, then the Party providing the initial notice agrees to surrender and relinquish all control and decision making to the other Party with regard to the filing, prosecution and maintenance of said Declined Applications. For avoidance of doubt, the Party providing the initial notice shall not lose any rights to any patents issuing from said Declined Applications.

(d)
In the case of foreign patents and patent applications that are part of the Joint Inventions, if either Party elects to file, prosecute or maintain a foreign patent or patent application in a foreign country or jurisdiction that is not agreed upon by both Parties (“Other Foreign Applications”), the electing Party shall bear all costs of filing, prosecution and maintenance of such Other Foreign Applications in that foreign country or jurisdiction, and shall fully control and make all decisions with regard to the filing, prosecution and maintenance of said Other Foreign Applications in that foreign country or jurisdiction. For avoidance of doubt, the non-electing Party shall not lose any rights to any patents issuing from said Other Foreign Applications.
6.    COOPERATION BETWEEN PARTIES

6.1.
Manufacturer. (a) Subject to Section 6.5, SRM will work exclusively for development, manufacture and supply of Licensed Products and Licensed Methods with either (i) Cordis; or (ii) Nitinol Devices and Components, Inc. (“NDC”) (“Manufacturer”). The consent by Cordis to participate as a Manufacturer shall be at the sole discretion of Cordis. In the event development begins with one of the above entities and then that entity cannot continue for some reason, SRM can seek a third party manufacturer (who shall also be considered a “Manufacturer” under this Agreement), but only with the advanced written consent of Cordis, such consent shall not be unreasonably withheld.

(b)
Cordis shall transfer to Manufacturer, upon reasonable request by Manufacturer from time to time, (i) any and all manufacturing and other know-how that exists and is under Cordis’ Control as of the Effective Date, and (ii) any and all manufacturing and other know-how that is developed after the Effective Date, that pertains to the PRECISE® Carotid Stent System, and is within Cordis’ Control at the time of the request, in either case that is necessary for Manufacturer to develop, manufacture and supply the Licensed Products and Licensed Methods for SRM; provided, however, Manufacturer shall not disclose such know-how to SRM or any third party, and Manufacturer shall execute an appropriate confidentiality agreement (“Manufacturer Confidentiality Agreement”) between Cordis and Manufacturer. Notwithstanding the foregoing, Manufacturer shall be free to disclose to SRM within Manufacturer’s discretion, and to use on SRM’s behalf without restriction, any know-how developed by Manufacturer and/or SRM after the Effective Date that is relevant or useful to the development, manufacture or supply of Licensed Products and Licensed Methods that does not disclose the manufacturing or other know-how of Cordis or violate the Manufacturer Confidentiality Agreement between Cordis and Manufacturer.

6.2.	Technical Information Rights. (a) In order to facilitate regulatory approval of any Licensed Product or Licensed Method, Cordis shall provide to SRM:
(1)    A Letter of Authorization; and
(2)    A Right of Access Letter.
Any Letter of Authorization, Right of Access Letter or other information provided by Cordis under this subparagraph 6.2 shall be used solely for the purpose of allowing a Regulatory Authority to access the clinical data and other information contained in the Design Dossier, Cordis PMA, or other regulatory body registration or licensing submission and/or related documentation for the purposes of regulatory clearance or approval of the Licensed Products.

(b)
Notwithstanding anything to the contrary, any information shall be limited to information within Cordis’ possession or control that relates directly to the Licensed IP and that is reasonably required for the development, manufacture and/or commercialization of Licensed Products and Licensed Methods in the SRM Field, and SRM will have the right to reference such information for the purposes of such development, manufacture and commercialization of Licensed Products and Licensed Methods in the SRM Field under the Agreement. Disclosure of any information from Cordis to SRM will be subject to the confidentiality provisions of Section 9 of this Agreement; provided, however, that the confidentiality provisions shall not be construed to prevent or restrict SRM from obtaining or maintaining regulatory approval of Licensed Products and Licensed Methods as contemplated by this Agreement or from complying with its obligations under Section 6.4(d).

(c)
Cordis shall promptly notify SRM and NDC, as the case may be, of any process or design changes that are directly related to, and may affect the manufacture of, the PRECISE® Carotid Stent System being manufactured and sold as of the time of execution of this Agreement.

(d)
(1) The Parties acknowledge and agree that during the term of this Agreement, (i) SRM shall be responsible for development of, all development costs of, and all costs related to and arising from obtaining necessary regulatory approval for, the Licensed Products and Licensed Methods;

(ii)    at SRM’s reasonable request and at SRM’s expense, Cordis shall provide to SRM assistance and advice using Cordis information then on-hand, concerning the Cordis PRECISE® Carotid Stent System and its use in development of the first Licensed Product or Licensed Method; and
(iii)    after SRM receives regulatory approval for the first Licensed Product or Licensed Method in any jurisdiction, upon SRM’s reasonable request and at SRM’s expense, Cordis shall provide further assistance and advice using Cordis information then on-hand, concerning the Cordis PRECISE® Carotid Stent System and its use in development of the any Licensed Product or Licensed Method.

(2)
Cordis shall provide such assistance under subparagraphs (ii) and (iii) as promptly as reasonably practicable, given Cordis’ circumstances at the time of SRM’s reasonable request. For the purpose of clarity, if Cordis deems information that could be helpful to SRM under Section 6.2(d)(1) to be proprietary to Cordis, and if Cordis is not otherwise inclined to share same with SRM under the terms of, and to further the purposes of, this Agreement, the Parties shall discuss in good faith how to proceed.

6.3.	Development Plan. (a) SRM agrees to undertake the development of the Licensed Products and Licensed Methods at its own cost and expense.

(b)
Within thirty (30) days after the end of each calendar year, SRM shall provide Cordis with written reports setting forth in reasonable detail the progress made in the development of Licensed Products and Licensed Methods. Disclosure of such written reports from SRM to Cordis will be subject to the confidentiality provisions of Section 9 of this Agreement. Each such report shall include, without limitation, a description of all studies conducted during the period covered by the report, and a reasonable summary of data generated as part of the Licensed Product and Licensed Method development efforts during the period covered by the report.

6.4.
Regulatory Matters. (a) SRM shall be solely responsible for (and shall use its reasonable efforts, and at its sole expense) all activities required to obtain regulatory approval of the Licensed Products and Licensed Methods.

(b)
SRM shall, at its sole expense, be responsible for the preparation and filing, in its own name, with the appropriate regulatory authorities, all documents, including without limitation, all regulatory filings that are necessary to conduct clinical studies of Licensed Products and Licensed Methods and applications for regulatory approval that are necessary to market and sell Licensed Products and practice Licensed Methods in covered geographies.

(c)
When necessary, Cordis shall authorize the FDA to reference Cordis’ annual PMA reports or will provide to SRM any documents that will be reasonably required by SRM to fulfill its PMA annual reporting obligations. Cordis’ assistance shall be reasonable and limited to documents within Cordis’ possession or control.

6.5.	Compliance with Law. (a) Each Party shall comply in all material respects with all applicable Laws and, except as provided for herein, shall bear its own cost and expense of complying therewith.

(b)
The termination or expiration of this Agreement shall not relieve either Party of its responsibility to comply in all material respects with any statutory or regulatory requirements associated with the Licensed Products or Licensed Methods.

6.6.
Handling of Customer Complaints / Medical Device Reporting / Adverse Reaction and Device Defect Reporting. (a) Each party shall reasonably cooperate fully with the other party in dealing with customer complaints concerning the Licensed Products, Licensed Methods and/or the Cordis PRECISE® Carotid Stent System and shall take reasonable action to promptly resolve and follow up with regard to such complaints.

(b)
SRM shall be responsible for complying with adverse event reporting requirements for Licensed Products, including the Medical Device Reporting requirements set forth in 21 C.F.R. Part 803, as may be amended from time to time (“MDR”), or the reporting requirements laid down in Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, the applicable Laws of EU Member States and relevant European Commission guidelines, for the Licensed Product.

(c)
Cordis shall provide such assistance and information as SRM reasonably requests to fulfill its adverse event reporting obligations for Licensed Products and Licensed Methods. Without limiting the generality of the foregoing, Cordis shall: (1) keep and maintain a record of all customer complaints received by Cordis relating to the Cordis PRECISE® Carotid Stent System that are required to be maintained by Cordis pursuant to 21 C.F.R. § 820.198, or comparable Laws or equivalent regulations applicable in third countries; (2) notify SRM immediately upon receipt of any information, including adverse event reports, field safety corrective actions and customer complaints, that indicates a material safety concern with respect to the Cordis PRECISE® Carotid Stent System that could have a significant effect on the safety or efficacy of any Licensed Product or Licensed Method; and (3) otherwise cooperatively undertake investigations with SRM, provide information and analysis to SRM, and conduct such follow-up activities as reasonably requested by SRM in fulfillment of SRM’s obligations under this Section 6.5.

(d)
Regardless of whether the complaint information was received by SRM or Cordis, SRM shall: (1) keep and maintain a record of all customer complaints relating to any Licensed Product or Licensed Method that are required to be maintained by SRM pursuant to 21 C.F.R. § 820.198 or comparable Laws or equivalent regulations applicable in third countries; (2) notify Cordis upon receipt of any information that indicates a customer complaint, field safety corrective actions or material safety concern with respect to any Licensed Product or Licensed Method that could have a significant effect on the safety or efficacy of the Cordis Technology; and (3) otherwise cooperatively undertake investigations, provide information and analysis, and conduct such follow-up activities as reasonably requested by Cordis in fulfillment of Cordis’ obligations pursuant to this Section 6.6.

6.7.
Removals and Corrections (Recalls). (a) If either party, is ordered by a competent authority or in good faith determines that a removal from the market, correction or other field action involving a Licensed Product, Licensed Method or the Cordis PRECISE® Carotid Stent System is warranted, such party shall immediately notify the other party in writing and shall advise such other party of the reasons underlying its determination that a removal, correction or other field action is warranted. The parties shall consult with each other as to any action to be taken in regard to such removal, correction or other field action. If after consultations: (1) SRM in good faith believes that such a removal, correction or field action should be undertaken with respect to a Licensed Product or Licensed Method, the parties shall cooperate in carrying out the same; or (2) Cordis in good faith believes that such a removal, correction or field action should be undertaken with respect to the Cordis PRECISE® Carotid Stent System, the parties shall cooperate in carrying out the same. Any removal, correction or other field action shall be carried out within the timeline applicable in the concerned jurisdiction.

(b)
SRM and Cordis shall submit to the FDA any necessary reports of removals, corrections or other field actions, as required under 21 C.F.R. Part 806, and shall be responsible for drafting any notifications of removals and corrections with respect to: (1) a Licensed Product or Licensed Method; and (2) the Cordis PRECISE® Carotid Stent System, respectively. Each party shall within a reasonable time thereafter provide the other party with a copy of all such reports as filed with the FDA, with the exception of any confidential, trade secret or proprietary information. Each party shall maintain records of all corrections or removals as required by Law, and shall promptly provide the other party with a copy of such records, with the exception of any confidential, trade secret or proprietary information.

6.8.
Distribution. With respect to each country or other jurisdiction where SRM markets and/or distributes (directly or indirectly) any Licensed Product or Licensed Method, SRM agrees to (i) identify SRM as the manufacturer of the Licensed Product or the source of the Licensed Method in all filings with the appropriate Regulatory Authorities and/or correspondence as may be required, (ii) comply with all laws relating to the distribution of the Licensed Products and Licensed Methods in each such country or jurisdiction, and (iii) identify SRM as the “manufacturer” of the Licensed Products and the source of the Licensed Methods in the labels, directions for use, package inserts, marketing materials or any other materials accompanying or promoting the Licensed Products and or Licensed Methods.

7.    WARRANTIES AND DISCLAIMER

7.1.
SRM Representation and Warranty. SRM represents and warrants that all persons employed by, or serving as consultants to, SRM who shall have access to Cordis Technology shall have executed a written agreement requiring each such person to assign to SRM all of such person’s right, title and interest in and to any intellectual property rights in SRM Technology prior to having access to Cordis Technology.

7.2.
Cordis Representation and Warranty. Cordis represents and warrants that (a) all persons employed by, or serving as consultants to, Cordis who shall have access to SRM Technology shall have executed a written agreement requiring each such person to assign to Cordis all of such person’s right, title and interest in and to any intellectual property rights in Cordis Technology prior to having access to SRM Technology; and

(b) all patent rights, pending or issued, that concern any aspect of the PRECISE® Carotid Stent System are included in Exhibit A to this Agreement. To the extent any such rights in existence as of the Effective Date are not included and are later discovered, such shall be added to Exhibit A at that time and shall be treated as if included in Exhibit A from the Effective Date of this Agreement.

7.3.
DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN: (i) SRM AGREES THAT THE CORDIS LICENSE TO SRM OF THE CORDIS PATENT RIGHTS ARE GRANTED “AS IS;” AND (ii) NEITHER PARTY, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, TITLE, VALIDITY OF PATENT RIGHTS OR CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

7.4.
Mutual Representations and Warranties. Each Party represents and warrants to the other that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction in which it is incorporated, (ii) it has full corporate power and authority to carry on its business as presently conducted and as contemplated in this Agreement, to execute and deliver this Agreement, and to perform its obligations hereunder; (iii) the execution, delivery and performance of this Agreement have been authorized and approved by its Board of Directors and do not and will not (A) violate any law, rule, regulation, order, decree or permit which is applicable to it or (B) violate its organizational documents or any agreement to which it is a party; and (iv) this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.

8.    COMMERCIALIZATION; USE OF NAMES

8.1.	Cordis. Cordis shall not use the name of SRM or any of its Affiliates, employees or agents in any advertising, promotional or sales literature, or publication without the prior written consent of SRM.

8.2.
SRM. (a) SRM shall not use the names of Cordis or any of its Affiliates, employees or agents, in any advertising, promotional or sales literature or publication without the prior written consent of Cordis. SRM shall, at its own expense, be solely responsible for the manufacture, promotion, marketing, distribution and sale of each Licensed Product and Licensed Method. Unless otherwise agreed to with Cordis, SRM shall promote, market, distribute and sell each Licensed Product and Licensed Method under its own trade name and a trademark of its choice, provided, however, that such trademark shall not be confusingly similar to any trademark owned or used by Cordis or any of Cordis Affiliates.

(b)
SRM shall include, on the packaging and label of each Licensed Product, a statement indicating that such Licensed Product is being made, distributed and sold by SRM pursuant to a license from Cordis. The statement shall be in both form and substance acceptable to Cordis.

(c)
Notwithstanding any of the above, SRM shall be able to promote published clinical data related to the PRECISE® Carotid Stent System in conjunction with the marketing of each Licensed Product and Licensed Method subject to Cordis’ review and approval, said approval not to be unreasonably withheld or delayed.

(d)
Patent Marking. SRM shall affix to all of its Licensed Products made, used, sold, offered for sale or imported into the U.S. (and/or all labeling and/or packaging thereof), where appropriate and in accordance with U.S. patent law, marking notices of all of the U.S. patent rights including the Cordis Patent Rights practiced by such Licensed Product (Patent Marking Statement). Before so marking its Licensed Products, SRM will review the Patent Marking Statement with Cordis. SRM shall be solely responsible for the accuracy of the Patent Marking Statement, and provided that Cordis does not modify in any way the Patent Marking Statement proposed by SRM, SRM shall be solely liable for any damages assessed or incurred that result from an improper Patent Marking Statement.

9.    CONFIDENTIALITY

9.1.
Confidential Information. Both Cordis and SRM agree that all information disclosed to the other Party shall be deemed “Confidential Information” of the disclosing party. In particular, “Confidential Information” shall be deemed to include, but not be limited to, any invention disclosures, unpublished patent applications, trade secrets, information, ideas, inventions, materials, samples, processes, procedures, methods, formulations, protocols, packaging designs and materials, test data, future development plans, product launch dates, technological know-how and engineering, manufacturing, regulatory, marketing, servicing, sales, or financial matters relating to the disclosing party and its business.

9.2.
Nondisclosure and Nonuse. During the Term and for five (5) years following its termination or expiration (“Confidentiality Period”), each Party shall maintain all Confidential Information in confidence and shall not disclose any Confidential Information to any third party (other than its Affiliates and sub-licensees of the licensed rights) or use any such information for any unauthorized purpose. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Both Parties shall take precautions as each normally takes with its own confidential and proprietary information to prevent disclosure to third parties, but no less than reasonable precautions. Notwithstanding the above, the Parties agree that SRM may reveal this Agreement (i) to a potential investor, strategic partner or in connection with a potential or actual Exit Transaction, provided that any such third party shall execute an appropriate nondisclosure agreement beforehand, and (ii) in connection with obtaining or maintaining regulatory approval for the Licensed Products and Licensed Methods and with its obligations under Section 6.4(d).

9.3.	Exceptions. Both Parties agree that, notwithstanding the above, the obligations of confidentiality and nonuse shall not apply to:

9.3.1.	Information that at the time of disclosure is, or thereafter becomes, generally known or available to the public, through no wrongful act or failure to act on the part of the receiving Party;

9.3.2.	Information known by or in the possession of the receiving Party at the time of receiving such information from the disclosing Party, as evidenced by written records;

9.3.3.
Information obtained by the receiving Party from a third-party source who is not breaching a commitment of confidentiality to the disclosing Party by revealing such information to the receiving Party, as evidenced by written records;

9.3.4.
Information required to be disclosed pursuant to applicable law, regulation (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), court order or compulsory discovery process; provided, however, each Party may only disclose information as specifically required and necessary to be disclosed, and with respect to information disclosed pursuant to a court order or compulsory discovery process, the Party required to make the disclosure shall provide notice thereof to the other Party and shall use reasonable efforts to obtain confidential treatment of the disclosed information.

9.3.5.
Information SRM discloses to any regulatory agency in connection with facilitating regulatory approval or CE marking for the Licensed products and Licensed Methods under Section 6 above; provided, however, that the obligations of confidentiality and non-use shall remain applicable to any such information that is treated as confidential information by the Regulatory Authority to which it is disclosed.

9.4.
Employees, Agents and Consultants. Both parties shall make diligent efforts to ensure that all employees, agents and consultants who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, shall sign nondisclosure agreements consistent with the terms set forth in this Section 9. No Confidential Information shall be disclosed to any employees, agents, consultants or third parties who do not have a need to receive such information for the purposes of this Agreement.

10.    RIGHT OF FIRST NEGOTIATION

10.1.
(a)(i) SRM may notify Cordis, in writing from time to time, that SRM wishes to offer to Cordis a period of thirty (30) days of exclusivity to execute a term sheet for an Exit Transaction with Cordis. If Cordis and SRM do not execute such a term sheet during that period of exclusivity, then SRM would have a subsequent 180 day window in which to offer an Exit Transaction to any other party, provided that SRM may not sign a definitive agreement for an Exit Transaction with a third party unless SRM first provides Cordis with written notice of the material terms of the proposed Exit Transaction and Cordis fails to execute a definitive, fully binding term sheet acceptable to SRM to enter into an Exit Transaction with SRM within fifteen (15) business days after receiving such notice. During the 180 day window, SRM and Cordis could choose to continue their discussions, albeit on a nonexclusive basis.

(i)	The procedure set forth in section 10.1(a)(i) shall be referred to as the “Right of First Negotiation.”

(b)	If, and only if, SRM does not execute a term sheet for an Exit Transaction with a third party during the subsequent 180 day period, then the Right of First Negotiation shall reset.

(c)
Notwithstanding anything in this section 10, SRM shall have no right to execute a term sheet for an Exit Transaction with a third party without first providing the Right of First Negotiation to Cordis.

(d)	The Right of First Negotiation shall terminate upon an Initial Public Offering of SRM.
11.    TRANSFERABILITY

11.1	[************]

11.2	[************]

11.3	[************]

11.4	[************]

11.5	[************]

11.6	[************]

11.7	[************]

12.    TERMINATION

12.1.
Term. The license granted to SRM and all of the obligations for the parties shall be effective as of the Effective Date of the Agreement, and shall remain in full force and effect on a country by country basis until the last to expire of the Licensed IP in such country, unless earlier terminated, either (i) by mutual written agreement of the parties or (ii) as otherwise provided for in this Agreement (“Term”).

12.2.
(A) Either Party may terminate the Agreement upon written notice provided to the other party at any time during the Term upon sixty (60) days’ written notice (“Notice Period”) if (i)the other Party commits a material breach of this obligation and such breach remains uncured for the Notice Period, or (ii) SRM fails to diligently pursue commercialization of the Licensed IP by failing to submit an IDE filing for a Licensed Product with the FDA, or commence a clinical trial to collect data to support a PMA submission on a Licensed Product, within twenty-four (24) months of the later of (1) the Effective Date of this Agreement, or (2) the date of execution of a development/manufacture/supply agreement with a Manufacturer under Section 6.1, or (iii) SRM fails to have a commercially available and approved Licensed Product in the United States within sixty (60) months of the later of (1) the Effective Date of this Agreement, or (2) the date of execution of a development/manufacture/supply agreement with a Manufacturer under Section 6.1; provided, however, that for subsections (i), (ii) and (iii), (1) during the Notice Period, the Parties shall meet and confer in good faith in order to attempt to resolve any disagreement, and (2) a Party’s right to terminate the Agreement shall be tolled from the date of presentation of a Notice of Dispute under the Dispute Resolution provisions of this Agreement through actual final resolution of the Dispute; or (iv) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, termination of business operations, or upon an assignment of a substantial portion of the other Party’s Technology for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such other Party’s business, or if a substantial portion of such other Party’s business is subject to attachment or similar process. In order for Cordis to terminate this Agreement pursuant to clause (i) or (ii) or (iii), Cordis must include a detailed explanation of such material breach or alleged lack of diligence in the written notice of such termination it provides to SRM.

(B) If SRM fails to timely make any payment Cordis believes is due under this Agreement, Cordis may terminate for material breach under section 12.2(A)(i), provided, however, that the written Notice Period under these circumstances shall be thirty (30) days instead of sixty (60) days. If the Agreement is terminated under this subsection, for the purpose of clarity, SRM and SRM’s assignee/successor shall be precluded from selling, leasing, transferring or otherwise disposing any Licensed Products or Licensed Methods in inventory under section 12.4.

12.3.	In addition, if Cordis materially breaches this Agreement, after the requisite sixty (60)-day Notice Period, SRM may elect (i) to keep the Agreement in effect in order to continue to pursue its purpose, and (ii) to pay all further consideration due Cordis under this Agreement into an Escrow account under control of a neutral, independent third party mutually agreed to by the Parties. If SRM elects to take this path, the funds in the Escrow account shall be released by the neutral third party only upon (i) mutual agreement of the Parties, as conveyed in writing by both Parties, or (ii) to the prevailing party upon an order resulting from the arbitration proceeding under Dispute Resolution. SRM’s election to proceed under this subsection 12.3 shall not derogate or otherwise adversely affect or detract from any other right, remedy, claim or cause of action one Party may have against the other Party for material breach under the terms of this Agreement.

12.4.
Effects of Termination. (a) Upon termination of this Agreement for any reason: (i) nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of termination; (ii) Sections 5, 9, 12, 13, and 14 shall survive any termination according to their respective terms; and (iii) except for Confidential Information a Party reasonably needs to continue to exercise the licenses granted herein that survive termination, each Party shall immediately return all Confidential Information to the disclosing Party and shall cease and refrain from any further use of such Confidential Information, provided, however, that one copy of the other Party’s Confidential Information may be retained within the Party’s legal archives for purposes solely related to ensuring compliance with this Agreement until the expiration of the Confidentially Period.

(b)
After the effective date of any termination of this Agreement, other than a termination for purposes of requiring a Replacement Product as set forth in Section 11 or termination for failure to make any payment due under this Agreement, SRM or its assignee/successor shall have six (6) months to sell, lease, transfer or otherwise dispose of all Licensed Products and Licensed Methods that are completed and in inventory at the time of termination. SRM shall duly account to Cordis for the disposition of such Licensed Products, Licensed Methods and inventory in its possession as of the date of termination, and shall pay any royalties due as if this Agreement remained in effect. The first such report shall be due within ninety (90) days of the termination of this Agreement, with updated reports due each subsequent ninety (90) day period thereafter until the earlier of (i) the six (6) month anniversary of the termination date, or (ii) disposition of all such Products completed and in inventory as of the date of termination.

13.    DISPUTE RESOLUTION

13.1.
Any controversy or claim arising out of or relating to this Agreement, including any such controversy or claim involving the parent company, subsidiaries, or affiliates under common control of any Party (a “Dispute”), if not resolved through good faith discussion between the Parties, shall first be submitted to mediation according to the Commercial Mediation Procedures of the American Arbitration Association (“AAA”) (see www.adr.org). Such mediation shall be attended on behalf of each party for at least one session by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until 20 days after the conclusion of the mediation.

13.2.
(a) Any Dispute that cannot be resolved by mediation within 45 days of notice by one Party to the other of the existence of a Dispute (unless the parties agree to extend that period) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”; see www.adr.org) and the Federal Arbitration Act, 9 U.S.C. §1 et seq.. The arbitration shall be conducted in New Jersey, by one arbitrator appointed in accordance with the AAA Rules.

(b)
The arbitrator shall follow the ICDR Guidelines for Arbitrators Concerning Exchanges of Information in managing and ruling on requests for discovery. The arbitrator, by accepting appointment, undertakes to exert her or his best efforts to conduct the process so as to issue an award within eight (8) months of his or her appointment, but failure to meet that timetable shall not affect the validity of the award. The arbitrator shall decide the Dispute in accordance with the substantive law of New Jersey. The arbitrator may not award punitive or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute. The award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall not award either Party attorneys fees or costs.

(c)
This manner of dispute resolution (mediation, followed by arbitration) shall be the exclusive method of resolving Disputes between the Parties; provided, however, that in the event of a Party’s violation of any of its obligations under Section 9 (Confidentiality) of this Agreement, (i) the other Party may seek preliminary and permanent injunctive relief relating to such violation in any federal or state court sitting in the State of New Jersey without having to prove actual damages or immediate or irreparable harm or to post a bond, and (ii) the Parties hereby consent to the jurisdiction of such courts in such State and waive any defense of inconvenient forum for any such action brought in any such venue.

(d)	EACH PARTY UNDERSTANDS AND AGREES THAT THE DISPUTE RESOLUTION PROVISIONS (MEDIATION, FOLLOWED BY ARBITRATION) OF THIS SECTION 13 CONSTITUTE A WAIVER OF ITS RIGHT TO A JURY TRIAL.
14.    GENERAL

14.1.
Integrated Agreement. This Agreement (including Appendix A which is incorporated herein by reference) constitutes the complete and exclusive statement of the agreement between the Parties, and supersedes all prior agreements, proposals, negotiations and communications between the Parties, both oral and written, regarding the subject matter hereof.

14.2.	Waiver or Modification. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the Parties hereto.

14.3.
Notices. All notices, requests or communications to be given under this Agreement shall be in writing and shall be deemed duly given if sent by prepaid registered or certified mail, return receipt requested, or by prepaid overnight courier service, or by facsimile, with confirmed transmission receipt, to the addresses set forth immediately below (or to such other addresses as the Parties may designate by notice given in accordance with this provision):

If to Cordis:
Cordis Corporation
430 Route 22 East
Bridgewater, NJ 08807-0908
Attn: Vice President, Business Development
Fax: 908 541 4482
If to SRM:
Silk Road Medical, Inc.
735 North Pastoria Avenue
Sunnyvale, California 94085
Attn: William Worthen, President & Chief Executive Officer
Fax: (408) 720-9013
All such notices if properly addressed shall be effective when received.

14.4.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles, and as necessary the laws of the United States of America.

14.5.
Failure to Exercise Remedy. If either Party fails to enforce any term of this Agreement or fails to exercise any remedy, such failure to enforce or exercise on that occasion shall not prevent enforcement or exercise on any other occasion.

14.6.	Cumulative Remedies. All rights and remedies, whether conferred by this Agreement or by any other instrument or by law shall be cumulative, and may be exercised singularly or concurrently.

14.7.	Assignment. (a) Cordis may not assign or transfer this Agreement, in whole or in part, without first receiving the prior written consent of SRM, such consent not to be unreasonably withheld.

(b)	SRM may not assign or transfer this Agreement, in whole or in part, other than in connection with an Exit Transaction according to the terms of this Agreement.

(c)	Any attempted assignment or transfer in derogation of the foregoing shall be null and void.

(d)	Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the Parties hereto, and their respective successors and permitted assigns.

14.8.
Independent Contractors. The Parties agree that, in the performance of this Agreement, they are and shall be independent contractors. Nothing herein shall be construed to constitute either Party as the agent of the other Party for any purpose whatsoever other than as expressly permitted by this Agreement, and neither Party shall bind or attempt to bind the other Party to any contract or the performance of any obligation or represent to any third party that it has any right to enter into any binding obligation on the other Party’s behalf.

14.9.
Force Majeure. No Party shall be held liable or responsible to any other Party, nor be deemed to have defaulted under, or breached, this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by, or results from, causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, terrorism, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

14.10.
Invalidity. If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions, and any such provision held invalid shall be interpreted or reformed so as to best accomplish the objectives of the parties to this Agreement within the limits of applicable law or applicable court decision.

14.11.
Drafting. Each Party represents that it participated equally with the other in the drafting of this Agreement. This Agreement shall be interpreted without regard to any principle of construction regarding the drafting, authorship or revision thereof.

14.12.
Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, to be effective as of the Effective Date.

CORDIS CORPORATION		SILK ROAD MEDICAL, INC.

By:	/s/ Raymond Suehnholz	By:	/s/ William Worthen

Print:	Raymond Suehnholz	Print:	William Worthen

Title:	VP Global Strategic Marketing	Title:	President & Chief Executive Officer

APPENDIX A
CORDIS PATENT RIGHTS

US Patent	Title	Related OUS issued Family members
US6859986B2	Method system for loading a self-expanding stent	EP1462070B1; JP4405282B2
US6743219B1	Delivery apparatus for a self-expanding stent	AU777433B2 ; AU780428B2; EP1181906B1
US6773446B1	Delivery apparatus for a self-expanding stent	AU777433B2; AU780428B2; EP1181906B1
US6942688B2	Stent delivery system having delivery catheter member with a clear transition zone	EP1129674B1
US6019778A	Delivery apparatus for a self-expanding stent	AU736076B2; EP0941716B1
US6425898B1	Delivery apparatus for a self-expanding stent	AU736076B2; AU758842B2 ; JP4393655B2; EP0941716B1; EP1025813B1
US6129755A	Intravascular stent having an improved strut configuration	AU740593B2; EP0928605B1